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                                                                  EXHIBIT 10.18

                [CAMERON COMMUNICATIONS CORPORATION LETTERHEAD]




                                               October 18, 1995




TO:           Shelby Hoffpauir             Raymond Henagan      George Mack
              C. J. LeJeune                Brenda McElveen

FROM:         Dub Henning, President

SUBJECT:      CCC Service to MIT


CCC will render technical, engineering, purchasing, warehousing and provide walk-in payment capability services to MIT on a monthly basis. CCC will be compensated $6,000 per month for these services rendered.

These services will include, but not limited to, all personnel, vehicles and tool's necessary for around the clock maintenance and installation of:

          1. Voice mail equipment, circuits and associated hardware and software to provide voice mail services.
          2.  CATV outside plant and head end equipment.
          3. Engineering services such as drawings, staking, right of way procurement and surveying.
          4. All outside construction such as drop plowing, cut cables and any other outside construction services.
          5. Utilization of CCC Purchasing Department and use of the Carlyss warehouse.
          6. Collection of walk-in payments received at the Carlyss office and the deposit of these payments.

MIT will receive ONLY two bills per month from CCC:

          1.  $6,000 per month for above services.
          2.  Subscriber billing services agreement.

THERE WILL BE NO PER HOUR LABOR BILLS GOING TO MIT. However, all CCC personnel's time that was spent on MIT will be detailed monthly as to what they did and how much time was spent. These reports will be reviewed monthly at the MIT Special Committee meeting for evaluation.